May 12, 2009

This will confirm the following preliminary understandings between Green Solutions and Technologies, LLC ("GST") and Ecologic Systems, Inc..

It is our understanding that Ecologic Systems, Inc., also doing business as Ecologic Transportation ("ECO") is a Nevada corporation, structured and operated as a holding company dedicated to environmentally friendly transportation products and services. It is also our understanding that ECO's goal is to become a multi-regional all environmental transportation company with operating subsidiaries that will include the only car rental operation in the US featuring exclusively environmentally friendly vehicles, an alternative energy operation charged with the development and management of "enhancing" gas stations with alternative energy options and operations, and a group whose mandate is to identify, acquire or license environmentally friendly products to be distributed by ("ECO") through it distribution network.

GST is a California limited liability company, which was formed in the midst of the current social and political mandate to give consumers direct access to more environmentally friendly "green" fuels and technologies.

GST's general partner is H. Troy Farahmand.[1] In addition to being the general managing partner of GST, Mr. Farahmand is also the president of Volume Discount, Inc. ("VDI"), which is a co-op that allows independent gasoline service station operators the ability to purchase wholesale products at a discounted prices through their collective group power.

Through the relationships that Mr. Farahmand has been able to cultivate in his professional life and businesses, GST is uniquely positioned to facilitate ECO's goals of working with existing gasoline service stations in promoting its environmentally friendly products and services.

As you are aware, most gas stations are located in high traffic areas, with superior visibility to the motoring public. This makes gas station properties perfect outlets for the marketing and sale of the very products and services that ECO intends to promote.

However, gas stations are generally operated under various competing brands and are highly competitive businesses. Therefore, gaining access to gas stations to introduce new products and services can be a challenging and time consuming process, because one would have to contact and make a presentation to each gas station operator on an individual basis. Any company that intends to take advantage of the gas station market expeditiously and move forward with velocity, will therefore need to have access to gas station operators in groups, rather than on a one-by-one basis. As alluded to above, GST is in a unique position to facilitate such access.

GST's ability to facilitate access to independent gasoline station operators as a group, rather than on an individual basis, comes from the relationships that Mr. Farahmand has been able to cultivate as a gas station operator himself, president of VDI, as well as various attorneys who represent gasoline

[1] Mr. Farahmand's biographical summary is included with this letter.

station operators, such as the law firm Bleau Fox, a P.L.C. Mr. Farahmand's relationship with the Bleau Fox firm is particularly important due to Bleau Fox's experience in representing the interests of large number of gas station dealer groups, against most of the major oil companies for approximately the last ten years.

We believe that a joint venture between ECO and GST will prove to be a perfect combination to achieve the goals of both enterprises.

Some of the practical aspects to our project would include working with Federal and/or state representatives and governmental officials in proposing legislation that would facilitate the expansion of alternative fuels, products and services at gasoline station properties. This would necessarily include amendment(s) to existing laws that would give gasoline station operators economic incentives to participate in our program. One important piece of legislation would allow gas station operators who implement environmentally friendly products and services to have the freedom having credit card transactions processed through credit card processing companies of their choice, without fear of termination from their oil company franchisor. This would be a major incentive that most gasoline station operators are sure to take advantage of. In turn, ECO would be the first in line to provide the environmentally products and services that consumers want and which can be easily accessed through the already existing and highly visible gas station properties.

For a variety of reasons, we believe that a cooperative relationship between ECO and GST could quickly lead to a products and services distribution network throughout the major parts of Southern California, with eventual expansion to Northern California, with an eye toward other parts of the country, such as Indiana and Florida.

GST would be agreeable to enter into the contemplated joint venture with ECO on 49% to GST and 51% to ECO for profit basis, with ECO bearing all expenses on its account.

Please confirm your initial agreement with this proposal.

We look forward to a long term productive relationship for all concerned.

Very truly yours,

5-12-09

H. Troy Farahmand, on behalf of
Green Solutions and Technologies, LLC

All terms are agreeable to Ecologic Systems, Inc

Ecologic Systems, Inc